Exhibit 99.1

Investor Contact:	Press Contact:
Stacey Fisher	Lorne Fisher
954-924-3427	954-258-1786
sfisher@fish-consulting.com	lfisher@fish-consulting.com

FIND/SVP ANNOUNCES FIRST QUARTER RESULTS

NEW YORK, May 12, 2005—FIND/SVP, Inc. (OTCBB: FSVP), the nation’s only single-source provider of custom business research services, today announced its operating results for the first quarter of 2005.

For the quarter ended March 31, 2005, reported EBITDA* was $447,000, as compared to $458,000 one year earlier. Net income for the quarter was $51,000, or $0.00 per share, as compared to a loss of $78,000, or ($0.02) per share, in the first quarter of the prior year.

The EBITDA and net income results for the first quarter of 2005 include $138,000 in stock compensation expense, as compared to $96,000 in stock compensation expense in the comparable quarter of the prior year.

Revenues in the first quarter of 2005 were $8,786,000, a decline of 8.5% versus revenues of $9,606,000 in the prior year.

As of March 31, 2005, FIND/SVP had net working capital of $2,980,000, cash on hand of $6,100,000, and stockholders’ equity of $18,294,000.

David Walke, Chief Executive Officer, commented, “FIND/SVP’s first quarter performance was one of mixed yet encouraging results. Our profitability for the quarter was actually ahead of our internal plan, although revenues were below plan. The first quarter is generally the most unpredictable of the year, primarily as a consequence of the inherent nature of our project-related operating divisions, where revenue recognition may trail bookings by anywhere from a few weeks to a few months.”

As an example, Mr. Walke noted that bookings from its Custom Market Research division--the most relevant indicator of performance and prospects—was over $4.1 million, which represents a 22% increase over the prior year. Yet, revenues for the quarter in that division declined 12% on the same comparable basis. Therefore, the Company enters the second quarter with a very robust backlog in this division, which is expected to be recognized throughout the balance of 2005.

Similarly, Mr. Walke said that revenues from one of the Company’s larger Knowledge Portal clients was also behind plan in the first quarter, but is expected to recover much of that shortfall in the current quarter.

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“On the positive side, we are quite pleased with the progress of our cross-selling efforts,” Mr. Walke noted. “This is one of the most important business strategies we have; to utilize the legacy Business Inquiry Service client base as a feeder engine for the other complementary FIND offerings throughout our service continuum.”

During the quarter, FIND/SVP welcomed a number of new and influential companies to its client roster, including Metropolitan Life Insurance, Discovery Communications, Jockey International, Babies R Us, Teleflex, Sentinel Capital Partners, Alan Taylor Communications and The Endocrine Society. FIND/SVP also introduced several new products during the quarter, including Intelligence Trackings, Company and Market Profiles and OmniPulseTM Surveys.

“One of the most exciting Programs we have launched in several years is our Litigation Support Service, which provides on-demand access to a vast array of experts through our proprietary Intota Expert Network (www.intota.com), as well as comprehensive insight and analysis in support of litigation initiatives,” Mr. Walke said.

Mr. Walke noted that the Litigation Support Service, first launched in January, is currently responding to over 50 incoming requests per month, and a number of programs are in place to further increase awareness and subject matter expertise.

Commenting on the acquisitions of Atlantic Research & Consulting and Signia Partners—both completed on April 1, 2005—Mr. Walke said, “We are off to an excellent start. In approximately 45 days, we have virtually integrated our Strategic Research & Consulting Practice into Signia, conducted focused training sessions to educate our direct sales force and the professionals in our Business Inquiry Service regarding Signia, and identified material cost synergies which will be realized as the year unfolds.”

Mr. Walke added, “We are equally optimistic about the integration and synergy opportunities that exist between Atlantic and Guideline Research, which together comprise FIND/SVP’s Custom Market Research division. All in all, we are highly confident that both Atlantic Research and Signia Partners will be very strong contributors to our Company. As previously stated, based upon their strong historical profitability and the favorable debt financing we received from Bank of America, we anticipate that these acquisitions will add approximately $.03 per share to consolidated 2005 operating results.”

FIND/SVP also announced consolidated financial results for the first quarter of 2005, giving effect to the contributions of Atlantic Research and Signia Partners as if each had been acquired on January 1, 2005. Internal pro forma estimates for the first quarter reflect revenues of approximately $11.3 million, and EBITDA exclusive of stock compensation and transaction-related expenses of approximately $998,000.

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Mr. Walke concluded, “I am reasonably satisfied with these approximate consolidated results, particularly in view of my previous comment that first quarter bookings in our project-related businesses were very strong, but revenue recognition lagged. Indeed, I am pleased to reaffirm our previously issued 2005 full-year guidance, which is for revenues of $46 to $50 million, EBITDA (before stock compensation expense) of $5.0-$5.8 million, and net income (before stock compensation expense) of $.09-$.11 per share.”

*EBITDA is defined as net income (loss) excluding interest, taxes, depreciation and amortization. Although EBITDA is not a measure of financial performance under generally accepted accounting principles ("GAAP"), we believe it is useful to investors because it is a widely used financial measure that provides relevant and useful information for evaluating financial performance. EBITDA should not be considered as an alternative to measures of operating performance under GAAP.

Conference Call Information

Management will host a conference call today, May 12, 2005, at 11:00 a.m. ET (8:00 a.m. PT) to review the first quarter financial results. To access the call, dial (800) 370-0898. To listen to the live web cast go to: http://www.findsvp.com in the Investor Relations area of the web site. A replay of the conference call will be available two hours after the call for five business days. Investors may access the replay by dialing (877) 519-4471 and entering the following pass code: 6004074.  In addition, the call will be available over the Internet at http://www.findsvp.com in the Investor Relations area of the web site.

About FIND/SVP
FIND/SVP, Inc. (OTCBB: FSVP) is a knowledge services company that leverages the expertise and resources of its professional research teams to help its member clients protect and further their business interests. FIND/SVP helps executives enhance their business performance, profit from opportunities and address critical issues through targeted research and advisory work, providing its nearly 2,000 member clients with a competitive business advantage. Founded in 1969, FIND/SVP is the second largest member of the global SVP Group, which serves more than 75,000 executives in 11,000 companies worldwide. FIND/SVP is located at 625 Avenue of the Americas, New York, N.Y. 10011. More information is available by calling 212-645-4500 or visiting FIND/SVP's website at http://www.findsvp.com

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Forward-Looking Statements

Note: This news release contains "forward-looking statements" within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the outlook for FIND/SVP’s markets and the demand for its services, the success of FIND/SVP’s cross-selling efforts and new project and program launches, future cash flows from operations, FIND/SVP’s future revenues and margin requirements, growth in costs and expenses and the impact of acquisitions, and other unusual items, including our ability to integrate and obtain the anticipated results and synergies from our acquisitions of Atlantic Research & Consulting and Signia Partners. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company's periodic and other reports filed with the Securities and Exchange Commission.

FIND/SVP COMPARATIVE STATEMENTS OF INCOME (LOSS) (unaudited)

	Three Months Ended March 31
	2005	2004 (as restated5)
Revenue	$8,786,000	$9,606,000

Operating income	$213,000	$239,000

EBITDA[1,2,4]	$447,000	$458,000

Income (Loss) Before Income Taxes	$176,000	$(82,000)

Net income (loss)	$51,000	$(78,000)

Income (Loss) attributable to common shareholders’[3,4]	$41,000	$(201,000)

Income (Loss) Per Share - Basic & Diluted[4]	$0.00	$(0.02)

Weighted Average Shares
Outstanding - Basic	19,401,923	13,246,906
Outstanding - Diluted	21,502,585	13,246,906

1EBITDA (000’s omitted) for the three months ended March 31, 2005 is as follows:

Net income	$51
Tax provision	125
Depreciation and amortization	267
Interest expense	4

EBITDA	$447

2EBITDA (000’s omitted) for the three months ended March 31, 2004 is as follows:

Net loss	$(78)
Tax benefit	(4)
Depreciation and amortization	314
Interest expense	226

EBITDA	$458

3 Net income for the three months ended March 31, 2005 of $51,000 was reduced by preferred dividends of $10,000, resulting in income attributable to common shareholders of $41,000.

4 Exclusive of $138,000 of stock compensation expense for the three months ended March 31, 2005, EBITDA would have been $585,000, Income attributable to common shareholders would have been $179,000, and Income Per Share - Basic and Diluted would have been $0.01.

5 In 2004, the Company adopted the fair value method of accounting for stock based compensation prescribed by SFAS No. 123 under the modified prospective method permitted by SFAS No. 148. The adoption of SFAS No. 123 was effective January 1, 2004 and was reflected in the Company’s annual consolidated financial statements for the year ended December 31, 2004. Accordingly, the March 31, 2004 interim Condensed Consolidated Statements of Operations have been restated to reflect the adoption of SFAS No. 123.

The following is a summary of the effects of the adoption of SFAS No. 123 on the Company’s previously reported consolidated financial statements as of and for the three months ended March 31, 2004.

	As Previously Reported	As Restated for the Adoption of SFAS No. 123
For the three months ended:
Direct costs	$5,675	$5,455
Selling, general and administrative expenses	4,478	3,912
Operating income (loss)	(547)	239
Loss before benefit for income taxes	(868)	(82)
Net loss	(864)	(78)
Net loss attributable to common shareholders	(987)	(201)
Net loss per common share – basic and diluted	$(0.07)	$(0.02)

FIND/SVP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31	December 31
	2005	2004
	(unaudited)
Assets
Cash and cash equivalents	$6,100,000	$4,519,000
Accounts receivable, net	6,968,000	6,215,000
Deferred tax assets	577,000	696,000
Prepaid expenses and other current assets	1,404,000	1,240,000

Total Current Assets	15,049,000	12,670,000

Property, Plant & Equipment - Net	2,202,000	2,336,000
Goodwill, net	12,417,000	12,214,000
Intangibles, net	968,000	1,002,000
Deferred tax assets	783,000	783,000
Deferred rent	292,000	335,000
Cash surrender value of life insurance	127,000	127,000
Non-marketable equity securities	23,000	23,000
Other assets	551,000	532,000

Total assets	$32,412,000	$30,022,000

Liabilities and Shareholders' Equity
Trade accounts payable	$2,305,000	$1,267,000
Accrued expenses and other	4,701,000	5,099,000
Current maturities of notes payable	--	--
Unearned retainer income	5,063,000	3,472,000

Total current liabilities	12,069,000	9,838,000

Notes payable	--	--
Deferred compensation and other liabilities	379,000	404,000

Total liabilities	12,448,000	10,242,000

Redeemable, convertible, preferred stock	580,000	570,000

Redeemable common stock	1,090,000	1,090,000

Shareholders' Equity	18,294,000	18,120,000

Total Liabilities and Shareholders' Equity	$32,412,000	$30,022,000